Exhibit 99.2

Item 7.           Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should refer to our Consolidated Financial Statements and the notes thereto and our Selected Financial Data table as you read this section.

This section contains “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate” or other comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations, estimates and projections reflected in such forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements. Important factors that may affect these expectations, estimates and projections include, but are not limited to:

•                  our ability to borrow on favorable terms;

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets, including, among other things, increased competition with other companies;

•                  risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development and operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that our joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with our objectives;

•                  our ability to satisfy and operate effectively under Federal income tax rules relating to real estate investment trusts and partnerships;

•                  governmental actions and initiatives; and

•                  environmental requirements.

We undertake no obligation to update or supplement forward-looking statements.

Overview

We are a specialty office real estate investment trust (“REIT”) that focuses primarily on strategic customer relationships and specialized tenant requirements in the United States Government, defense information technology and data sectors. We acquire, develop, manage and lease properties that are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in demographically strong markets possessing growth opportunities. As of December 31, 2008, our investments in real estate included the following:

•                  238 wholly owned operating properties totaling 18.5 million square feet;

•                  14 wholly owned properties under construction or development that we estimate will total approximately 1.6 million square feet upon completion;

•                  wholly owned land parcels totaling 1,611 acres that we believe are potentially developable into approximately 14.0 million square feet; and

•                  partial ownership interests in a number of other real estate projects in operations, under construction or redevelopment or held for future development.

Most of our revenues relating to real estate operations are derived from rents and property operating expense reimbursements earned from tenants leasing space in our properties. Most of our expenses relating to our real estate operations take the form of: (1) property operating costs, such as real estate taxes, utilities and repairs and maintenance; (2) interest costs; and (3) depreciation and amortization associated with our operating properties. Much of our profitability from real estate operations depends on our ability to maintain high levels of occupancy and increasing rents, which is affected by a number of factors, including, among other things, our tenants’ ability to fulfill their leases obligations and their continuing space needs based on employment levels, business confidence and competition and general economic conditions in the markets in which we operate.

At December 31, 2008, our wholly owned properties were located in the following geographic regions, which are also our reportable segments:

	As of December 31, 2008
	Operational
	Square	Number of	Occupancy
Region	Feet	Properties	Rate
Baltimore/Washington Corridor (generally the Maryland counties of Howard and Anne Arundel)	7,834	104	93.4%
Northern Virginia	2,609	15	97.4%
Suburban Baltimore, Maryland (generally the Maryland counties of Baltimore and Harford)(“Suburban Baltimore”)	3,207	63	83.1%
Colorado Springs, Colorado (“Colorado Springs”)	1,189	17	94.3%
Greater Philadelphia, Pennsylvania (“Greater Philadelphia”)	961	4	100.0%
St. Mary’s and King George Counties (located in Maryland and Virginia)	824	18	95.2%
Suburban Maryland (defined as the Maryland counties of Montgomery, Prince George’s and Frederick)	691	5	97.7%
San Antonio, Texas (“San Antonio”)	640	5	100.0%
Central New Jersey	201	2	100.0%
Other	306	5	100.0%
Total	18,462	238	93.2%

During 2008, we grew our portfolio by acquiring three office properties totaling 247,000 square feet (one located in Colorado Springs and two in San Antonio) for $40.6 million and having seven newly constructed properties totaling 528,000 square feet become fully operational (89,000 of these square feet were placed into service in 2007). We also had 85,000 square feet placed into service in two partially operational properties.

A key part of our strategy for operations and growth focuses on establishing and nurturing long-term relationships with quality tenants and accommodating their multi-locational needs, particularly tenants in the United States Government, defense information technology and data sectors. As a result of this strategy, a large concentration of our revenue is derived from several large tenants. At December 31, 2008, 55.0% of our annualized rental revenue (as defined in the section entitled “Concentration of Operations”) from wholly owned properties was from our 20 largest tenants, 35.5% from our five largest tenants, 17.3% from our largest tenant, the United States Government and 54.8% from properties with tenants in the United States Government, defense information technology and data sectors.

In addition to owning real estate properties, we provide real estate-related services that include: (1) construction and development management; (2) property management; and (3) heating and air conditioning services and controls. The revenues and costs associated with these services include subcontracted costs that are reimbursed to us by the customer at no mark up. As a result, the operating margins from these operations are small relative to the revenue. We use the net of such revenues and expenses to evaluate the performance of our service operations.

Since the latter part of 2007, the United States and world economies have been in the midst of a significant recession, with most key economic indicators on the decline, including gross domestic product, consumer sales, housing starts and employment. This slowdown has had devastating effects on the capital markets, with declining stock prices and tightening credit availability. The commercial real estate industry was affected by these events in 2007 and 2008 and will likely be affected for a significant period of time. As a capital-intensive industry, the most uniform and immediate effect was the increasing difficulty in obtaining capital to fund growth activities, such as acquisitions and development costs, and debt repayments. From an operations perspective, we believe that the magnitude and timing of these effects has and will vary significantly between individual sectors within the industry and individual companies within such sectors. Real estate sectors hit the hardest through 2008 were primarily those that operate with short term revenue streams (such as hotels, residential rental and healthcare rental), have rental revenues that are highly dependent on the revenue of their tenants (such as retail) or have operating models that are highly dependent on fees for services.

For much of the office real estate sector, we believe that, since the core operations tend to be structured as long-term leases, the changes in the overall economy were not fully felt in 2008 operations since revenue streams generally remain in place until leases expire or tenants fail to satisfy lease terms. Due in large part to this reason, we do not believe that the economic downturn significantly affected the operations of our real estate properties in 2008. We experienced significant growth in our revenues from real estate operations in total by amounts that exceeded the growth in our property operating expenses from 2007 to 2008. While much of this increase is attributable to the growth of our portfolio from acquisitions and construction activities, we also experienced growth in our revenues from real estate operations by amounts that exceeded the growth in our property operating expenses for properties that were owned and 100% operational from 2007 to 2008 (properties that we refer to collectively as “Same-Office Properties”). Our ability to increase rental rates and maintain high levels of occupancy and renewal rates in our portfolio contributed strongly towards this growth. The events in the economy did lead to significant reductions in interest rates, which contributed towards our being able to decrease interest expense in 2008 compared to 2007 despite having higher debt in place on average in 2008.

We expect that the effects of the global downturn on our real estate operations will become increasingly evident in 2009 and 2010, and perhaps beyond. In the latter portion of 2008, we were observing signs of increased competition for tenants and downward pressure on rental rates in most of our regions, which we expect, along with an increased intention by certain tenants to reduce costs through job cuts and associated space reductions, could adversely affect our occupancy and renewal rates. However, we believe that our future real estate operations may be affected to a lesser degree than many of our peers for the following reasons:

•                  our expectation of continued strength in demand from our customers in the United States Government, defense information technology and data sectors; and

•                  our tenant base being comprised of a high concentration of large, high-quality tenants with a small concentration of revenue from the finance sector.

Despite the challenges faced by us in the broader capital markets, we were able to accomplish the following in 2008:

•                  we entered into a construction loan agreement with a group of lenders that provides for an aggregate commitment by the lenders of $225.0 million, with a right for us to further increase the aggregate commitment during the term to a maximum of $325.0 million, subject to certain conditions. We refer to this loan herein as the Revolving Construction Facility;

•                  we borrowed $221.4 million under a mortgage loan requiring interest only payments for the term at a variable rate of LIBOR plus 225 basis points (subject to a floor of 4.25%) that matures in 2012, and may be extended by one year at our option, subject to certain conditions;

•                  we repaid $279.6 million in debt, excluding scheduled principal amortization payments and repayments of our Revolving Credit Facility (defined below) and Revolving Construction Facility, but including a repayment of a $37.5 million aggregate principal amount of our 3.5% Exchangeable Senior Notes for $26.7 million from which we recognized a gain of $10.4 million;

•                  we issued 3.7 million common shares at a public offering price of $39 per share, for net proceeds of $139.2 million after underwriting discount but before offering expenses; and

•                  we had fixed interest rates in place on 74.0% of our debt as of December 31, 2008, including the effect of interest rate swaps.

We discuss significant factors contributing to changes in our net income available to common shareholders and diluted earnings per share over the last three years in the section below entitled “Results of Operations.”  We discuss our 2008 investing and financing activities further in the section below entitled “Liquidity and Capital Resources,” along with discussions of, among other things, the following:

•                  our cash flows;

•                  how we expect to generate cash for short and long-term capital needs;

•                  our off-balance sheet arrangements in place that are reasonably likely to affect our financial condition;

•                  our commitments and contingencies; and

•                  the computation of our Funds from Operations.

As discussed further in Note 2 to our Consolidated Financial Statements, we retrospectively adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) and EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” (“EITF 03-6-1”).  This resulted in the recording of certain adjustments to amounts previously reported, including changes that affected our previously reported net income attributable to our common shareholders and earnings per common share.

Critical Accounting Policies and Estimates

Our Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), which require us to make certain estimates and assumptions. A summary of our significant accounting policies is provided in Note 2 to our Consolidated Financial Statements. The following section is a summary of certain aspects of those accounting policies involving estimates and assumptions that (1) require our most difficult, subjective or complex judgments in accounting for highly uncertain matters or matters that are susceptible to change and (2) materially affect our reported operating performance or financial condition. It is possible that the use of different reasonable estimates or assumptions in making these judgments could result in materially different amounts being reported in our Consolidated Financial Statements. While reviewing this section, you should refer to Note 2 to our Consolidated Financial Statements, including terms defined therein.

Acquisitions of Real Estate

When we acquire real estate properties, we allocate the acquisition to numerous tangible and intangible components. Most of the terms in this bullet section are discussed in further detail in Note 2 to the Consolidated Financial Statements entitled “Acquisitions of Real Estate.”  Our process for determining the allocation to these components is very complex and requires many estimates and assumptions. Included among these estimates and assumptions are the following: (1) determination of market rental rates; (2) estimation of leasing and tenant improvement costs associated with the remaining term of acquired leases; (3) leasing assumptions used in determining the in-place lease value, if-vacant value and tenant relationship value, including the rental rates, period of time that it will take to lease vacant space and estimated tenant improvement and leasing costs; (4) estimation of the property’s future value in determining the if-vacant value; (5) estimation of value attributable to assets such as tenant relationship values; and (6) allocation of the if-vacant value between land and building. A change in any of the above key assumptions, most of which are extremely subjective, can materially change not only the presentation of acquired properties in our Consolidated Financial Statements but also reported results of operations. The allocation to different components affects the following:

•                  the amount of the purchase price allocated among different categories of assets and liabilities on our balance sheet; the amount of costs assigned to individual properties in multiple property acquisitions; and the amount of costs assigned to individual tenants at the time of acquisition;

•                  where the amortization of the components appear over time in our Consolidated Statements of Operations. Allocations to the above-market or below-market lease component are amortized into rental revenue, whereas allocations to most of the other components (the one exception being the land component of the if-vacant value) are amortized into depreciation and amortization expense. As a REIT, this is important to us since much of the investment community evaluates our operating performance using non-GAAP measures such as funds from operations, the computation of which includes rental revenue but does not include depreciation and amortization expense; and

•                  the timing over which the items are recognized as revenue or expense in our Consolidated Statements of Operations. For example, for allocations to the as-if vacant value, the land portion is not depreciated and the building portion is depreciated over a longer period of time than the other components (generally 40 years). Allocations to above-market or below-market leases, in-place lease value and tenant relationship value are amortized over significantly shorter timeframes, and if individual tenants’ leases are terminated early, any unamortized amounts remaining associated with those tenants are generally expensed upon termination. These differences in timing can materially affect our reported results of operations. In addition, we establish lives for tenant relationship values based on our estimates of how long we expect the respective tenants to remain in the properties; establishing these lives requires estimates and assumptions that are very subjective.

Impairment of Long-lived Assets

If events or changes in circumstances indicate that the carrying values of operating properties, properties in development or land held for future development may be impaired, we perform a recovery analysis based on the estimated undiscounted future cash flows to be generated from the operations of the property and from its eventual disposition. If the analysis indicates that the carrying value of the tested property is not recoverable from estimated future cash flows, it is written down to its estimated fair value and an impairment loss is recognized. Fair values are determined based on estimated future cash flows using appropriate discount and capitalization rates. The estimated cash flows used for the impairment analysis and determining the fair values are based on our plans for the tested property and our views of market and economic conditions. The estimates consider matters such as current and historical rental rates, occupancies for the tested property and comparable properties and recent sales data for comparable properties. Changes in the estimated future cash flows due to changes in our plans or views of market and economic conditions could result in recognition of impairment losses which, under the applicable accounting guidance, could be substantial.

Properties held for sale are carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. Accordingly, decisions made by us to sell certain operating properties, properties in development or land held for development will result in impairment losses if carrying values of the specific properties exceed their estimated fair values less costs to sell. The estimates of fair value consider matters such as recent sales data for comparable properties and, where applicable, contracts or the results of negotiations with prospective purchasers. These estimates are subject to revision as market conditions, and our assessment of such conditions, change.

Assessment of Lease Term

As discussed above, a significant portion of our portfolio is leased to the United States Government, and the majority of those leases consist of a series of one-year renewal options. The applicable accounting guidance requires us to recognize minimum rental payments on a straight-line basis over the terms of each lease, and requires us to assess the term as including all periods for which failure to renew the lease imposes a penalty on the lessee in such amounts that a renewal appears, at the inception of the lease, to be reasonably assured. Factors to consider when determining whether a penalty is significant include the uniqueness of the purpose or location of the property, the availability of a comparable replacement property, the relative importance or significance of the property to the continuation of the lessee’s line of business and the existence of leasehold improvements or other assets whose value would be impaired by the lessee vacating or discontinuing use of the leased property. We have concluded, based on the factors above, that the United States Government’s exercise of all of those renewal options is reasonably assured. Changes in these assessments could result in the write-off of any recorded assets associated with straight-line rental revenue and in the acceleration of depreciation and amortization expense associated with costs we have incurred related to these leases.

Accounting Method for Investments

We generally use three different accounting methods to report our investments in entities: the consolidation method; the equity method; and the cost method (see Note 2 to our Consolidated Financial Statements). We generally use the consolidation method when we own most of the outstanding voting interests in an entity and can control its operations. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”), we also consolidate certain entities when control of such entities can be achieved through means other than voting rights (“variable interest entities” or “VIEs”) if we are deemed to be the primary beneficiary. Generally, FIN 46(R) applies when either (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest; (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support; or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve, or are conducted on behalf of, an investor with a disproportionately small voting interest. We generally use the equity method of accounting when we own an interest in an entity and can exert significant influence over, but cannot control, the entity’s operations.

In making these determinations, we typically need to make subjective estimates and judgments regarding the entity’s future operating performance, financial condition, future valuation and other variables that may affect the partners’ share of cash flow from the entity over time. We must consider both our and our partner’s ability to participate in the management of the entity’s operations as well as make decisions that allow the parties to manage their economic risks. We may also need to estimate the probability of different scenarios taking place over time and project the effect that each of those scenarios would have on variables affecting the partners’ cash flows. The conclusion reached as a result of this process affects whether or not we use the consolidation method in accounting for our investment or the equity method. Whether or not we consolidate an investment can materially affect our Consolidated Financial Statements.

Share-based Compensation

We issue options to purchase common shares (“options”) and restricted common shares (“restricted shares”) to many of our employees. Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) requires us to measure the cost of employee services received in exchange for an award of equity instruments based generally on the fair value of the award on the grant date; such cost should then be recognized over the period during which the employee is required to provide service in exchange for the award (generally the vesting period). We compute the grant date fair value of options using the Black-Scholes option-pricing model, which requires the following input assumptions: risk-free interest rate; expected life; expected volatility; and expected dividend yield. SFAS 123(R) also requires that share-based compensation be computed based on awards that are ultimately expected to vest; as a result, future forfeitures of our options and restricted shares are to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The input assumptions used under the Black-Scholes option-pricing model and the estimates used in deriving the forfeiture rates for options and restricted common shares are subjective and require a fair amount of judgment. As a result, these estimates and assumptions can affect the amount of expense that we recognize in our Consolidated Financial Statements for options and restricted shares.

Concentration of Operations

We refer to the measure “annualized rental revenue” in various sections of the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of this Annual Report. Annualized rental revenue is a measure that we use to evaluate the source of our rental revenue as of a point in time. It is computed by multiplying by 12 the sum of monthly contractual base rents and estimated monthly expense reimbursements under active leases as of a point in time. We consider annualized rental revenue to be a useful measure for analyzing revenue sources because, since it is point-in-time based, it does not contain increases and decreases in revenue associated with periods in which lease terms were not in effect; historical revenue under GAAP does contain such fluctuations. We find the measure particularly useful for leasing, tenant, segment and industry analysis.

Customer Concentration of Property Operations

Our customer strategy focuses on establishing and nurturing long-term relationships with quality tenants and accommodating their multi-locational needs. A result of this strategy is that the source of our revenue is highly concentrated with certain tenants. The following schedule lists our 20 largest tenants in our portfolio of wholly owned properties based on percentage of annualized rental revenue:

	Percentage of Annualized Rental
	Revenue of Wholly Owned Properties for
	20 Largest Tenants as of December 31,
Tenant	2008	2007	2006
United States Government	17.3%	16.3%	16.3%
Northrop Grumman Corporation (1)	7.4%	7.4%	4.2%
Booz Allen Hamilton, Inc.	5.2%	5.6%	6.9%
Computer Sciences Corporation (1)	3.1%	3.2%	3.8%
L-3 Communications Holdings, Inc. (1)	2.5%	2.5%	3.0%
Unisys Corporation (2)	2.3%	2.5%	3.0%
General Dynamics Corporation	2.0%	2.1%	2.4%
The Aerospace Corporation	1.9%	1.9%	2.1%
ITT Corporation (1)	1.8%	1.1%	0.8%
Wachovia Corporation (1)	1.7%	1.9%	2.1%
Comcast Corporation	1.7%	1.7%	N/A
AT&T Corporation (1)	1.4%	1.7%	3.0%
The Boeing Company (1)	1.1%	1.2%	1.4%
Ciena Corporation	1.1%	1.0%	1.2%
BAE Systems PLC (1)	0.8%	0.8%	1.0%
The Johns Hopkins Institutions	0.8%	0.8%	N/A
Science Applications International Corporation	0.8%	0.9%	1.1%
Merck & Co., Inc. (2)	0.7%	0.8%	0.8%
Magellan Health Services, Inc.	0.7%	0.7%	1.0%
AARP	0.7%	N/A	N/A
Wyle Laboratories, Inc.	N/A	0.7%	0.8%
Lockheed Martin Corporation	N/A	N/A	1.0%
Harris Corporation	N/A	N/A	0.8%
Subtotal of 20 largest tenants	55.0%	54.8%	56.7%
All remaining tenants	45.0%	45.2%	43.3%
Total	100.0%	100.0%	100.0%

(1) Includes affiliated organizations and agencies and predecessor companies.

(2) Unisys Corporation (“Unisys”) subleases space to Merck and Co., Inc. (“Merck”); revenue from this subleased space is classified as Merck revenue.

We had no significant changes in these concentrations from December 31, 2007 to December 31, 2008. The United States Government increased in large part due to it taking occupancy of most of our newly-constructed square feet placed in service during the year, and Northrop Grumman Corporation remained unchanged despite our growth during the year in large part due to its occupancy in a property that we acquired during the year. Our changes in concentration from December 31, 2006 to December 31, 2007 occurred in large part due to the Nottingham Acquisition (described in the section below entitled “Geographic Concentration”); since none of our 20 largest tenants as of December 31, 2006 had significant leasing positions in the properties acquired, the transaction: (1) had a decreasing effect on the level of concentration with those tenants; and (2) led to the addition of Comcast Corporation and Johns Hopkins University as being among our 20 largest tenants.

Our customer strategy focuses in particular on tenants in the United States Government, defense information technology and data sectors. As of December 31, 2008, 54.8% of our annualized rental revenue was from properties with tenants in these sectors. We believe that we are well positioned for future growth from these sectors for reasons that include the following:

•                  our strong relationships and reputation for high service levels that we have forged over the years and continue to emphasize;

•                  the proximity of our properties to government demand drivers (such as military installations) in various regions of the country and our willingness to expand to other regions where that type of demand exists; and

•                  the depth of our collective team knowledge, experience and capabilities in developing and operating secure properties that meet the United States Government’s Force Protection requirements and data centers.

We classify the revenue from our leases into sector groupings based solely on our knowledge of the tenants’ operations in leased space. Occasionally, classifications require subjective and complex judgments. We do not use independent sources such as Standard Industrial Classification codes for classifying our revenue into industry groupings and if we did, the resulting groupings would be materially different.

There is a certain level of risk inherent in concentrating such a large portion of our operations with any one tenant. For example, our cash flow from operations and financial condition would be adversely affected if our larger tenants fail to make rental payments to us or experience financial difficulties, including bankruptcy, insolvency or general downturn of business, or if the United States Government elects to terminate several of its leases and the affected space cannot be re-leased on satisfactory terms. There is also a certain level of risk that is inherent in concentrating such a large portion of our operations with so many tenants whose businesses are in the same economic sector. For example, a reduction in government spending for defense information technology activities could affect the ability of a large number of our tenants to fulfill lease obligations or decrease the likelihood that these tenants would renew their leases, and, in the case of the United States Government, a reduction in government spending could result in the early termination of leases.

Most of our leases with the United States Government provide for a series of one-year terms or provide for early termination rights. The government may terminate its leases if, among other reasons, the United States Congress fails to provide funding.

Geographic Concentration of Property Operations

Our market strategy is to concentrate our operations in select markets and submarkets where we believe we already possess or can achieve the critical mass necessary to maximize management efficiencies, operating synergies and competitive advantages through our acquisition, property management, leasing and development programs. A result of this strategy is that our property positions and operations are highly concentrated in a small number of geographic regions. The table below sets forth the regional allocation of our annualized rental revenue as of the end of the last three calendar years:

	Percentage of Annualized Rental			Number of
	Revenue of Wholly Owned			Wholly Owned Properties
	Properties as of December 31,			as of December 31,
Region	2008	2007	2006	2008	2007	2006
Baltimore/Washington Corridor	46.7%	46.2%	51.2%	104	101	87
Northern Virginia	18.8%	19.4%	20.5%	15	14	14
Suburban Baltimore	13.1%	14.1%	7.5%	63	64	23
Colorado Springs	5.7%	4.0%	4.2%	17	13	11
Suburban Maryland	4.0%	4.3%	4.1%	5	5	5
St. Mary’s and King George Counties	3.4%	3.5%	4.2%	18	18	18
Greater Philadelphia	2.9%	3.1%	3.7%	4	4	4
San Antonio	2.6%	2.1%	2.4%	5	2	2
Northern/Central New Jersey	0.6%	1.0%	2.2%	2	4	6
Other	2.2%	2.3%	N/A	5	3	N/A
	100.0%	100.0%	100.0%	238	228	170

In 2007, we acquired 56 operating properties totaling approximately 2.4 million square feet and land parcels totaling 187 acres in a series of transactions that we refer to collectively as the Nottingham Acquisition for an aggregate cost of $366.9 million. All of the acquired properties are located in Maryland, with 36 of the operating properties, totaling 1.6 million square feet, and land parcels totaling 175 acres, located in White Marsh, Maryland (located in the Suburban Baltimore region) and the remaining properties and land parcels located in other regions in Northern Baltimore County and the Baltimore/Washington Corridor.

The most significant change in our regional allocation from December 31, 2007 to December 31, 2008 was due to newly-constructed properties placed into service in 2008. The most significant change in our regional allocation from December 31, 2006 to December 31, 2007 occurred as a result of the Nottingham Acquisition which, due to the large number of properties located in Suburban Baltimore, significantly increased that region’s allocation and had a decreasing effect on other regions.

As of December 31, 2008, we had construction underway on four wholly owned properties in Colorado Springs and three wholly owned properties in the Baltimore/Washington Corridor; we expect that these properties will be completed and begin generating rental revenue between 2009 and 2010.

There is a certain level of risk that is inherent in concentrating such large portions of our operations in any one geographic region. For example, a decline in the real estate market or general economic conditions in the Mid-Atlantic region, the Greater Washington, D.C. region or the office parks in which our properties are located could have an adverse effect on our financial position, results of operations and cash flows.

Occupancy and Leasing

The table below sets forth leasing information pertaining to our portfolio of wholly owned operating properties:

	December 31,
	2008	2007	2006
Occupancy rates at year end
Total	93.2%	92.6%	92.8%
Baltimore/Washington Corridor	93.4%	92.6%	95.1%
Northern Virginia	97.4%	98.6%	90.9%
Suburban Baltimore	83.1%	84.8%	81.1%
Colorado Springs	94.3%	96.7%	92.8%
Suburban Maryland	97.7%	97.8%	83.2%
St. Mary’s and King George Counties	95.2%	91.6%	92.1%
Greater Philadelphia	100.0%	100.0%	100.0%
San Antonio	100.0%	100.0%	100.0%
Northern/Central New Jersey	100.0%	70.8%	97.2%
Other	100.0%	100.0%	N/A
Renewal rate of square footage for scheduled lease expirations during year (1)	78.1%	69.1%	55.4%
Average contractual annual rental rate per square foot at year end (2)	$22.40	$21.36	$20.90

(1) Includes the effects of early renewals and early lease terminations.

(2) Includes estimated expense reimbursements.

As shown in the above table, the total year end occupancy rate for our portfolio of wholly owned properties did not change significantly from 2007 to 2008. Our renewal rate of square footage for scheduled lease expirations in 2008 was somewhat high in comparison to previous calendar years dating back to 2000, when the annual renewal rates ranged from 55% to 76%, and averaged 68%. We believe that our 2008 renewal rate was positively impacted by the effect of a high number of early renewals during the year. Our average contractual annual rent per square foot increased 4.9% from December 31, 2007 to December 31, 2008 which was primarily the result of higher rates obtained on newly constructed space placed in service and space renewed or retenanted during the year.

We expect that the effects of the global downturn on our real estate operations will make our leasing activities increasingly challenging in 2009, 2010 and perhaps beyond. Most of our regions are experiencing decreased rates of job growth to varying extents. The demand for space has diminished as businesses downsize their space requirements, focusing on containing costs and adjusting space needs in response to decreases in the size of their workforces. We believe that we will experience increased competition from owners of other properties willing to offer tenants aggressively lower rental rates or higher tenant improvements terms than we may be willing to accept. As a result, we may find it increasingly difficult to maintain high levels of occupancy and tenant retention.

We believe that the immediacy of our exposure to the increased challenges in the leasing environment is aided to a certain extent by our leases generally not being short-term in nature and our operating strategy of monitoring concentrations of lease expirations occurring in any one year. Our weighted average lease term for wholly owned properties at December 31, 2008 was approximately five years, and no more than 14% of our annualized rental revenues at December 31, 2008 were scheduled to expire in any one calendar year between 2009 and 2013.

We also believe that our customer and market strategies could serve as advantages over our competitors in meeting some of the leasing challenges we expect to encounter. We believe that the United States Government, defense information technology and data sectors could still experience growth during these tough economic times. Much of this growth for us could be driven by increased government spending that is expected in Federal cyber security technology, which we believe could benefit not only our tenants but also our markets and submarkets. In addition, we believe that demand for leasing in our markets and submarkets will benefit from the relocation of military personnel to government installations in many of the regions in which our properties are located in connection with reporting by the Base Realignment and Closure Commission of the United States Congress (“BRAC”); we expect to see an increase in the momentum of these relocation activities in 2009, with greater activity in 2010 and 2011. Finally, we believe that demand in most of our markets and submarkets will be sustained, at least to a certain extent, based on their close proximity to government demand drivers such as Washington, D.C. and military installations.

Set forth below is some additional information pertaining to our three largest regions (in terms of annualized rental revenue)(the sources of the overall market occupancy rate information set forth below are reports compiled by CB Richard Ellis, Inc.):

•                  Baltimore/Washington Corridor: The 93.4% occupancy of our properties in this region at December 31, 2008 exceeded the overall market occupancy rates for office space of 85.3% in Anne Arundel County and 86.1% in Howard County. The percentages of our annualized rental revenues at December 31, 2008 from this region scheduled to expire in each of the next three years follow: 15% in 2009, 13% in 2010 and 10% in 2011. While we are experiencing increased competition for tenants in this region, we expect demand to benefit, at least to a certain extent, from BRAC relocations to Fort George G. Meade and much of the continuing growth in our focus sectors discussed above.

•                  Northern Virginia: The 97.4% occupancy of our properties in this region at December 31, 2008 exceeded the overall market occupancy rates for office space of 85.8% in Fairfax County and 83.6% in Reston/Herndon. The percentages of our annualized rental revenues at December 31, 2008 from this region scheduled to expire in each of the next three years follow: 8% in 2009, 20% in 2010 and 4% in 2011.

•                  Suburban Baltimore: The 83.1% occupancy of our properties in this region at December 31, 2008 was less than the overall market occupancy rate for office space of 87.8% in Upper Suburban Baltimore (which is where most of our properties in this region are located). The percentages of our annualized rental revenues at December 31, 2008 from this region scheduled to expire in each of the next three years follow: 15% in 2009, 11% in 2010 and 20% in 2011. We expect to experience considerable competition in this region. This market benefits to a certain extent from proximity to Washington, D.C. but not to the same extent as the previous two markets. However, we do expect some future growth in demand from BRAC relocations to Aberdeen Proving Ground.

All of our properties in the Greater Philadelphia region are concentrated under three leases with Unisys that expire in June 2009 (Unisys subleases approximately 20% of this space to Merck). During 2008, we entered into new long-term leases with Unisys and Merck for 39% of the currently leased space. We expect to remove 55% of the currently leased space from operations for redevelopment to occur through at least 2010; the removal of this space from operations will have an adverse effect on our results of operations until the redevelopment is completed and the space is leased.

We experienced increased delays in 2008 in the leasing of certain projects under construction that were not pre-leased. These delays resulted in the delay of some square footage under construction from becoming operational and also led to our deferral of certain projects under development on which we were about to commence construction. We believe that we need to commence construction on properties that are not pre-leased to a certain extent in certain of our markets to enable us to meet the demand of United States Government and defense information technology tenants that may require space meeting their needs in a short timeframe. In these situations, we are bearing the risk of our lease expectations not being met on such properties, which could adversely affect on our financial position, results of operations and cash flows.

As noted above, most of the leases with our largest tenant, the United States Government, provide for consecutive one-year terms or provide for early termination rights; all of the leasing statistics set forth above assume that the United States Government will remain in the space that they lease through the end of the respective arrangements, without ending consecutive one-year leases prematurely or exercising early termination rights. We report the statistics in this manner since we manage our leasing activities using these same assumptions and believe these assumptions to be probable.

The table below sets forth occupancy information pertaining to operating properties in which we have a partial ownership interest:

		Occupancy Rates at
	Ownership	December 31,
Geographic Region	Interest	2008	2007	2006
Greater Harrisburg (1)	20.0%	89.4%	90.5%	91.2%
Suburban Maryland (2)	(2)	94.8%	76.2%	47.9%
Northern Virginia (3)	N/A	N/A	100.0%	100.0%

(1)          Includes 16 properties totaling 672,000 square feet.

(2)          Includes two properties totaling 97,000 operational square feet at December 31, 2008 (we had a 50% interest in 56,000 square feet and a 45% interest in 41,000 square feet). Includes one property with 56,000 square feet in which we had a 50% interest at December 31, 2007 and 2006.

(3)          Included one property with 78,000 operational square feet at December 31, 2007 and 2006. In December 2008, this property became wholly owned.

Results of Operations

While reviewing this section, you should refer to the tables in the section entitled “Selected Financial Data.”  You should also consider the factors set forth herein and in Item 1A of our 2008 Annual Report on Form 10-K that could negatively affect various aspects of our operations.

Revenues from Real Estate Operations and Property Operating Expenses

We typically view our changes in revenues from real estate operations and property operating expenses as being comprised of the following components:

•                  changes attributable to the operations of properties owned and 100% operational throughout the two years being compared. We define these as changes from “Same-Office Properties.”  For further discussion of the concept of “operational,” you should refer to the section of Note 2 of the Consolidated Financial Statements entitled “Commercial Real Estate Properties;” and

•                  changes attributable to operating properties acquired during the two years being compared and newly-constructed properties that were placed into service and not 100% operational throughout the two years being compared. We define these as changes from “Property Additions.”

The tables included in this section set forth the components of our changes in revenues from real estate operations and property operating expenses (dollars in thousands). These tables, and the discussion that follow, include results and information pertaining to properties included in continuing operations.

	Changes from 2007 to 2008
	Property Additions	Same-Office Properties		Other
	Dollar	Dollar	Percentage	Dollar
	Change (1)	Change	Change	Change (2)	Total
Revenues from real estate operations
Rental revenue	$17,859	$5,360	2.0%	$(973)	$22,246
Tenant recoveries and other real estate operations revenue	4,045	7,391	16.9%	37	11,473
Total	$21,904	$12,751	4.1%	$(936)	$33,719

Property operating expenses	$7,714	$9,973	9.5%	$194	$17,881

Straight-line rental revenue adjustments included in rental revenue	$1,086	$(2,629)	N/A	$—	$(1,543)
Amortization of deferred market rental revenue	$596	$(517)	N/A	$—	$79

Number of operating properties included in component category	76	162	N/A	—	238

(1)  Includes 59 acquired properties, 15 newly-constructed properties and two redevelopment properties placed into service.

(2)     Includes, among other things, the effects of amounts eliminated in consolidation. Certain amounts eliminated in consolidation are attributable to the Property Additions and Same-Office Properties.

As the table above indicates, our total increase in revenues from real estate operations and property operating expenses from 2007 to 2008 was attributable primarily to the Property Additions.

With regard to changes in the Same-Office Properties’ revenues from real estate operations from 2007 to 2008:

•                  the increase in rental revenue included the following:

•                  an increase of $7.1 million, or 2.7%, in rental revenue attributable primarily to changes in occupancy and rental rates between the two periods; partially offset by

•                  a decrease of $1.8 million, or 79.1%, in net revenue from the early termination of leases.

•                  tenant recoveries and other revenue increased due primarily to the increase in property operating expenses described below. While we do have some lease structures under which tenants pay for 100% of properties’ operating expenses, our most prevalent lease structure is for tenants to pay for a portion of property operating expenses to the extent that such expenses exceed amounts established in their respective leases that are based on historical expense levels. As a result, while there is an inherent direct relationship between our tenant recoveries and property operating expenses, this relationship does not result in a dollar for dollar increase in tenant recoveries as property operating expenses increase.

The increase in the Same-Office Properties’ property operating expenses from 2007 to 2008 included the following:

•                  an increase of $3.1 million attributable to direct miscellaneous reimbursable expenses pertaining to specific tenants;

•                  an increase of $1.8 million, or 9.2%, in real estate taxes, which included the effect of increased property value assessments in our portfolio, most notably an increase of $1.3 million, or 19.9%, attributable to our Northern Virginia portfolio;

•                  an increase of $1.5 million, or 13.8%, in costs for asset and property management operations, much of which was due to increases in the size of our employee base supporting such operations;

•                  an increase of $885,000, or 3.5%, in electric utilities expense, which included the effect of: (1) increased usage at certain properties due to increased occupancy; (2) our assumption of responsibility for payment of utilities at certain properties due to changes in lease structures; and (3) rate increases that we believe are the result of (a) increased oil prices and (b) energy deregulation in Maryland;

•                  an increase of $814,000, or 6.8%, in cleaning services and related supplies due in large part to increased contract rates and increased occupancy at certain properties;

•                  an increase of $803,000, or 14.5%, in heating and air conditioning repairs and maintenance due primarily to an increase in general repair activity and the commencement of new service arrangements at certain properties;

•                  an increase of $574,000, or 248.2%, in bad debt expense due to additional reserves on tenant receivables;

•                  an increase of $452,000, or 59.7%, in exterior repairs and maintenance due in large part to additional projects undertaken for roof repairs and building caulking and sealing; and

•                  a decrease of $1.5 million, or 58.9%, in snow removal due to decreased snow and ice in most of our regions in 2008.

	Changes from 2006 to 2007
	Property Additions	Same-Office Properties		Other
	Dollar	Dollar	Percentage	Dollar
	Change (1)	Change	Change	Change (2)	Total
Revenues from real estate operations
Rental revenue	$56,257	$5,092	2.1%	$326	$61,675
Tenant recoveries and other real estate operations revenue	8,880	4,238	12.0%	(323)	$12,795
Total	$65,137	$9,330	3.4%	$3	$74,470

Property operating expenses	$21,491	$6,872	7.8%	$1,807	$30,170

Straight-line rental revenue adjustments included in rental revenue	$3,439	$(1,621)	N/A	$81	$1,899
Amortization of deferred market rental revenue	$28	$372	N/A	$(114)	$286

Number of operating properties included in component category	77	150	N/A	—	227

(1)  Includes 63 acquired properties, 12 newly-constructed properties and two redevelopment properties placed into service.

(2)  Includes, among other things, the effects of amounts eliminated in consolidation. Certain amounts eliminated in consolidation are attributable to the Property Additions and Same-Office Properties.

As the table above indicates, our total increase in revenues from real estate operations and property operating expenses from 2006 to 2007 was attributable primarily to the Property Additions.

With regard to changes in the Same-Office Properties’ revenues from real estate operations from 2006 to 2007:

•                  the increase in rental revenue included the following:

•                  an increase of $6.2 million, or 2.7%, in rental revenue attributable primarily to changes in occupancy and rental rates between the two periods. Included in this increase was a $5.0 million increase attributable to three properties ($3.8 million in two properties in Northern Virginia and $1.2 million in one property in the Baltimore/Washington Corridor) and a $1.8 million decrease attributable to one property in Suburban Baltimore; partially offset by

•                  a decrease of $1.1 million, or 35.8%, in net revenue from the early termination of leases.

•                  tenant recoveries and other revenue increased due primarily to the increase in property operating expenses described below.

The increase in the Same-Office Properties’ property operating expenses from 2006 to 2007 included the following:

•                  an increase of $2.9 million, or 14.5%, in utilities due primarily to the same reasons discussed above for the change from 2007 to 2008;

•                  an increase of $1.6 million, or 201.7%, in snow removal due to increased snow and ice in most of our regions in 2007;

•                  an increase of $924,000, or 5.5%, in real estate taxes reflecting primarily an increase in the assessed value of many of our properties. Included in this amount was an increase of $241,000, or 55.8%, attributable to our Colorado Springs portfolio which had a number of properties with significantly higher assessed values;

•                  an increase of $701,000, or 16.1%, in heating and air conditioning repairs and maintenance due to an increase in general repair activity and the commencement of new service arrangements at certain properties; and

•                  an increase of $714,000, or 8.9%, in repairs and maintenance labor due primarily to: (1) an increase in labor hours due mostly to the addition of new employees to address staffing needs and increased labor requirements at certain properties with increased occupancy; and (2) higher labor rates resulting from an increase in the underlying costs for labor. The higher labor rates were attributable in part to an inflationary trend but also were due to the increased need for us to employ individuals with specialized skills who command higher rates.

The $1.8 million increase in property operating expenses from 2006 to 2007 that was not attributable to Property Additions or Same-Office Properties included a $1.3 million increase associated with the former Fort Ritchie United States Army base in Cascade, Washington County, Maryland, of which we acquired 500 acres on October 5, 2006 and 91 acres on November 29, 2007. While we had development activities underway at the Fort Ritchie project in 2007, the $1.3 million in operating expenses was associated with the portions of the project held for future lease or development.

Construction Contract and Other Service Revenues and Expenses

The table below sets forth changes in our construction contract and other service revenues and expenses (dollars in thousands):

	Changes from 2007 to 2008			Changes from 2006 to 2007
	Construction	Other Service		Construction	Other Service
	Contract Dollar	Operations Dollar	Total Dollar	Contract Dollar	Operations Dollar	Total Dollar
	Change	Change	Change	Change	Change	Change
Service operations
Revenues	$149,534	$(2,374)	$147,160	$(15,108)	$(3,751)	$(18,859)
Expenses	146,388	(2,039)	144,349	(14,238)	(3,314)	(17,552)
Income from service operations	$3,146	$(335)	$2,811	$(870)	$(437)	$(1,307)

The revenues and costs associated with these services include subcontracted costs that are reimbursed to us by the customer at no mark up. As a result, the operating margins from these operations are small relative to the revenue. We use the net of service operations revenues and expenses to evaluate performance. The increase in income from service operations from 2007 to 2008 was due primarily to a large volume of construction contract activity recognized in 2008 in connection with three large contracts, all of which were with the United States Government. The decrease in income from service operations from 2006 to 2007 was due primarily to: (1) a slow down in activity on certain third party constructions jobs; and (2) a decrease in third party work for heating and air conditioning controls and plumbing services due primarily to our decision in 2007 to limit the amount of these services that we provide to third parties and, instead, focus on providing services predominantly for our properties. As evidenced in the changes set forth above, our volume of construction contract activity is inherently subject to significant variability depending on the volume and nature of projects undertaken by us (primarily on behalf of tenants), and therefore the increase in activity that occurred in 2008 should not necessarily be considered to be a trend that will continue. We view our service operations as an ancillary component of our overall operations that should continue to be a small contributor to our operating income relative to our real estate operations.

Depreciation and Amortization

Our depreciation and other amortization expense from continuing operations increased from 2006 to 2007 by $28.4 million, or 37.1%, due primarily to a $30.4 million increase attributable to the Property Additions. Of the increase attributable to the Property Additions, $22.8 million was attributable to the Nottingham Acquisition. When we acquire operating properties, a portion of the acquisition value of such properties is generally allocated to assets with depreciable lives that are based on the lives of the underlying leases. Compared to other acquisitions completed by us in the past, the Nottingham Acquisition had a considerably larger portion of the value of the operating properties allocated to assets with lives that are based on the lives of the underlying leases; due to that fact and the fact that a large number of the leases in these properties had lives of four years or less, much of the depreciation and amortization associated with these properties was front-loaded to the four years following the completion of the acquisition. This is resulting in increased depreciation and amortization expense from 2007 to 2010. The net increase in depreciation and other amortization expense from 2006 to 2007 also included a decrease of $2.9 million attributable to one of the Same-Office Properties that had significant depreciation and amortization expense in 2006 associated with a lease that terminated in 2006.

Our depreciation and other amortization expense from continuing operations decreased from 2007 to 2008 by $2.0 million, or 1.9%, due primarily to a number of shorter lived assets becoming fully amortized during or prior to the current periods, including assets associated with the Nottingham Acquisition. The effect of these decreases more than offset additional depreciation and amortization associated with new assets placed into service.

General and Administrative Expenses

Our general and administrative expense increased by $3.6 million, or 16.7%, from 2007 to 2008, and by $3.7 million, or 20.3%, from 2006 to 2007. Much of this increase was attributable to an increase in the size of our employee base in response to the continued growth of the Company. A portion of the increase from 2007 to 2008 can also be attributed to costs associated with a number of information technology initiatives pursued during the year, the largest of which was for the implementation of an Enterprise Resource Planning software package.

General and administrative expenses increased as a percentage of operating income from 16.9% in 2006 to 18.4% in 2007 and to 18.8% in 2008. Much of this trend can be attributed to the increase in the size of our employee base in response to the continued growth of the Company. We believe in 2008 that we substantially completed the right-sizing of our employee base that was required in response to our growth and, therefore, expect only modest growth in general and administrative expense in 2009 and 2010.

Interest Expense

Our interest expense included in continuing operations decreased from 2007 to 2008 by $1.8 million, or 2.0%. This decrease included the effects of the following:

•                  a decrease in the weighted average interest rates of our debt from 6.1% to 5.4%, much of which can be attributed to decreases in the one-month LIBOR rate in the latter portion of 2007 and in 2008; partially offset by

•                  an increase in our average outstanding debt balance by 7.4% due primarily to debt incurred to fund our 2007 and 2008 construction activities.

Our interest expense included in continuing operations increased from 2006 to 2007 by $14.6 million, or 19.7%. This increase included the effects of the following:

•                  a 26.1% increase in our average outstanding debt balance, resulting primarily from our 2006 and 2007 acquisition and construction activities; offset in part by the effects of

•                  an increase in interest capitalized to construction, development and redevelopment projects of $5.2 million, or 35.2%, due to increased construction, development and redevelopment activity; and

•                  a decrease in our weighted average interest rates from 6.3% to 6.1%.

Gain on Early Extinguishment of Debt

In November 2008, we repurchased a $37.5 million aggregate principal amount of our 3.5% Exchangeable Senior Notes for $26.7 million. We recognized a gain of $8.1 million in connection with this repurchase.

Interest and Other Income

Included in interest and other income for 2008 was $1.4 million in interest income associated with a mortgage loan receivable into which we entered in August 2008, which is discussed in further detail in the section below entitled “Investing and Financing Activities During 2008.”

Included as interest and other income for 2007 was a $1.0 million gain recognized on the disposition of most of our investment in TractManager, Inc., an investment that we account for using the cost method of accounting. TractManager, Inc. is an entity that developed an Internet-based contract imaging system for sale to real estate owners and healthcare providers.

Discontinued Operations

Our discontinued operations decreased $19.7 million, or 88.3%, from 2006 to 2007 due primarily to changes in gain from sales of real estate included in discontinued operations. See Note 17 to the Consolidated Financial Statements for a summary of the components of income from discontinued operations.

Noncontrolling Interests

Interests in our Operating Partnership are in the form of preferred and common units. The line entitled net income attributable to noncontrolling interests includes primarily income allocated to preferred and common units not owned by us. Income is allocated to noncontrolling interest preferred unitholders in an amount equal to the priority return from the Operating Partnership to which they are entitled. Income is allocated to noncontrolling interest common unitholders based on the income earned by the Operating Partnership, after allocation to preferred unitholders, multiplied by the percentage of the common units in the Operating Partnership owned by those common unitholders.

As of December 31, 2008, we owned 86.2% of the outstanding common units and 95.8% of the outstanding preferred units. The percentage of the Operating Partnership owned by noncontrolling interests during the last three years decreased in the aggregate due primarily to the effect of the following transactions:

•                  the issuance of additional units to us as we issued new preferred shares and common shares during 2006 through 2008 due to the fact that we receive preferred units and common units in the Operating Partnership each time we issue preferred shares and common shares; and

•                  the exchange of common units for our common shares by certain noncontrolling interest holders of common units; offset in part by

•                  our issuance of common units to third parties totaling 262,165 in 2007 and 181,097 in 2006 in connection with acquisitions; and

•                  the redemption by us of the Series E and Series F Cumulative Redeemable Preferred Shares of beneficial interest, and the corresponding Series E and Series F Preferred Units, in 2006.

Our net income from continuing operations attributable to noncontrolling interests increased by $3.6 million, or 96.5%, from 2007 to 2008 and decreased by $3.9 million, or 50.9%, from 2006 to 2007. These changes are due primarily to: (1) the changes in the income available to allocate to noncontrolling interests holders of common units attributable primarily to the reasons set forth above for changes in revenue and expense items; and (2) the decreasing effect of our increasing ownership of common units (from 81.6% at December 31, 2005 to 86.2% at December 31, 2008).

Adjustments to Net Income to Arrive at Net Income Available to Common Shareholders

In 2006, we recognized a $3.9 million decrease to net income available to common shareholders pertaining to the original issuance costs incurred on the Series E and Series F Preferred Shares of beneficial interest that were redeemed in 2006.

Liquidity and Capital Resources

Our primary cash requirements are for operating expenses, debt service, development of new properties, improvements to existing properties and acquisitions. While we may experience increasing challenges discussed elsewhere herein due to the current economic environment, we believe that our liquidity and capital resources are adequate for our near-term and longer-term requirements. We had cash and cash equivalents of $6.8 million and $24.6 million at December 31, 2008 and 2007, respectively. We maintain sufficient cash and cash equivalents to meet our operating cash requirements and short term investing and financing cash requirements. When we determine that the amount of cash and cash equivalents on hand is more than we need to meet such requirements, we may pay down our Revolving Credit Facility (defined below) or forgo borrowing under construction loan credit facilities to fund development activities.

We rely primarily on fixed-rate, non-recourse mortgage loans from banks and institutional lenders to finance most of our operating properties. We have also made use of the public equity and debt markets to meet our capital needs, principally to repay or refinance corporate and property secured debt and to provide funds for project development and acquisition costs. We have an unsecured revolving credit facility (the “Revolving Credit Facility”) with a group of lenders that provides for borrowings of up to $600 million, $191.3 million of which was available at December 31, 2008; this facility is available through September 2011 and may be extended by one year at our option, subject to certain conditions. In addition, as discussed in greater detail below, we entered into our Revolving Construction Facility, which provides for borrowings of up to $225.0 million, $143.7 million of which was available at December 31, 2008 to fund future construction costs; this facility is available until May 2011 and may be extended by one year at our option, subject to certain conditions. Selective dispositions of operating and other properties may also provide capital resources in 2009 and in future years. We are continually evaluating sources of capital and believe that there are satisfactory sources available for meeting our capital requirements without necessitating property sales.

In our discussions of liquidity and capital resources, we describe certain of the risks and uncertainties relating to our business. Additional risks are described in Item 1A of our Annual Report on Form 10-K.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2008 (in thousands):

	For the Years Ended December 31,
	2009	2010	2011	2012	2013	Thereafter	Total

Contractual obligations (1)
Debt (2)
Balloon payments due upon maturity	$93,567	$64,658	$738,531	$257,524	$134,843	$536,587	$1,825,710
Scheduled principal payments	10,415	9,375	7,550	6,076	2,875	4,121	40,412
Interest on debt (3)	76,957	73,348	64,391	46,752	34,317	81,815	377,580
Acquisitions of properties	—	—	—	—	—	4,000	4,000
New construction and development contracts and obligations (4)(5)	79,062	—	—	—	—	—	79,062
Third-party construction and development contracts (5)(6)	171,520	—	—	—	—	—	171,520
Capital expenditures for operating properties (5)(7)	3,532	—	—	—	—	—	3,532
Operating leases (8)	604	339	126	15	—	—	1,084
Other purchase obligations (9)	2,500	2,500	2,451	2,396	2,309	5,232	17,388
Total contractual cash obligations	$438,157	$150,220	$813,049	$312,763	$174,344	$631,755	$2,520,288

(1)          The contractual obligations set forth in this table generally exclude individual contracts that had a value of less than $20,000. Also excluded are contracts associated with the operations of our properties that may be terminated with notice of one month or less, which is the arrangement that applies to most of our property operations contracts.

(2)          Represents scheduled principal amortization payments and maturities only and therefore excludes a net discount of $9.4 million. We expect to refinance the balloon payments that are due in 2009 and 2010 using primarily a combination of borrowings from our Revolving Credit Facility and proceeds from debt refinancings. The principal maturities occurring in 2011 include $473.8 million that may be extended for one-year, subject to certain conditions.

(3)          Represents interest costs for debt at December 31, 2008 for the terms of such debt. For variable rate debt, the amounts reflected above used December 31, 2008 interest rates on variable rate debt in computing interest costs for the terms of such debt.

(4)          Represents contractual obligations pertaining to new construction, development and redevelopment activities. We expect to finance these costs primarily using proceeds from our Revolving Construction Facility and Revolving Credit Facility.

(5)          Because of the long-term nature of certain construction and development contracts, some of these costs will be incurred beyond 2009.

(6)          Represents contractual obligations pertaining to projects for which we are acting as construction manager on behalf of unrelated parties who are our clients. We expect to be reimbursed in full for these costs by our clients.

(7)          Represents contractual obligations pertaining to capital expenditures for our operating properties. We expect to finance all of these costs using cash flow from operations.

(8)          We expect to pay these items using cash flow from operations.

(9)          Primarily represents contractual obligations pertaining to managed-energy service contracts in place for certain of our operating properties. We expect to pay these items using cash flow from operations.

Certain of our debt instruments require that we comply with a number of restrictive financial covenants, including leverage ratio, minimum net worth, minimum fixed charge coverage, minimum debt service and maximum secured indebtedness. As of December 31, 2008, we were in compliance with these financial covenants.

Other Future Cash Requirements for Investing and Financing Activities

As of December 31, 2008, we had construction activities underway on ten office properties totaling 1.2 million square feet that were 43.3% leased, or considered committed to lease (including three properties owned through joint ventures). We estimate remaining costs to be incurred will total approximately $82.4 million upon completion of these properties; we expect to incur these costs through 2010. We expect to fund these costs using primarily borrowings from our Revolving Construction Facility and Revolving Credit Facility.

As of December 31, 2008, we had development activities underway on seven new office properties estimated to total 767,000 square feet. We estimate that costs for these properties will total approximately $165.0 million. As of December 31, 2008, costs incurred on these properties totaled $17.7 million and the balance is expected to be incurred through 2012. We expect to fund most of these costs using borrowings from our Revolving Construction Facility.

We had redevelopment activities underway on one property at December 31, 2008 and expect to commence redevelopment on an additional property in 2009. We expect to incur an aggregate of approximately $40.0 million in costs in connection with these projects from 2009 to 2010.

In September 2007, the City of Colorado Springs announced that it had selected us to be the master developer for the 277-acre site located in the Colorado Springs Airport Business Park, known as Cresterra, which is located at the entrance of the Colorado Springs Airport and adjacent to Peterson Air Force Base. We are currently in the process of negotiating the development agreement and long-term ground lease with the City of Colorado Springs regarding the details of this arrangement; we expect that the terms of these agreements will be finalized in 2009. We expect that this business park can support potential development of approximately 3.5 million square feet, including office, retail, industrial, hospitality and flex space. For this project, we expect to oversee development, construction, leasing and management and have a leasehold interest in buildings.

We often use our Revolving Credit Facility initially to finance much of our investing and financing activities. We then pay down our Revolving Credit Facility using proceeds from long-term borrowings as attractive financing conditions arise and equity issuances as attractive equity market conditions arise. Amounts available under the facility are computed based on 65% of our unencumbered asset value, as defined in the agreement. As discussed above, as of December 31, 2008, the borrowing capacity under the Revolving Credit Facility was $600.0 million, of which $191.3 million was available.

As previously discussed, the United States financial markets are experiencing extreme volatility, and credit markets have tightened considerably. As a result, the level of risk that we may not be able to obtain new financing for acquisitions, development activities or other capital requirements at reasonable terms, if at all, in the near future has increased. Actions taken by us to reduce this level of risk include the following:

•                  we entered into the $225.0 million Revolving Construction Facility in May 2008, which we expect to use in funding much of our future development activities;

•                  we managed our debt to avoid significant concentrations of maturities in any particular year and have what we believe to be limited and manageable maturities over the next two years;

•                  we raised $139.2 million in net proceeds from the issuance of common shares in September 2008, which we used to pay down our Revolving Credit Facility in order to create borrowing capacity; and

•                  we entered into three new interest rate swaps to manage our exposure to increases in interest rates.

We believe that we have sufficient capacity under our Revolving Credit Facility to satisfy our 2009 debt maturities. We also believe that we have sufficient capacity under our Revolving Construction Facility to fund the construction of properties that were under construction by year end, as well as properties expected to be started in 2009. We do expect to pursue a certain amount of new permanent and medium-term debt in 2009; if we are successful in obtaining this debt, we expect to use the proceeds to pay down our Revolving Credit Facility to create additional borrowing capacity to enable us to fund future investment opportunities.

We found it increasingly difficult in 2008 to locate attractive acquisition opportunities due to a significant spread between seller expectations and prices that met our investment criteria. We are optimistic that that there will be more opportunities for acquisitions in 2009. Given the current economic climate, we are expecting that it could be more challenging in 2009 to raise capital through offerings of common and preferred shares at favorable terms than it has been historically. We also expect it to be challenging to raise capital through the sale of properties due to a lack of credit availability for potential buyers. As a result, we expect that we would likely fund any future acquisition opportunities using capacity created under our Revolving Credit Facility from new debt.

Operating Activities

Our cash flow from operations increased $42.5 million, or 30.7%, from 2007 to 2008; this increase is attributable in large part to: (1) the additional cash flow from operations generated by our property additions; and (2) the timing of cash flow associated with third-party construction projects in the current period. We expect to continue to use cash flow provided by operations to meet our short-term capital needs, including all property operating expenses, general and administrative expenses, interest expense, scheduled principal amortization of debt, dividends to our shareholders, distributions to our minority interest holders of preferred and common units in the Operating Partnership and capital improvements and leasing costs. We do not anticipate borrowing to meet these requirements.

As described previously, we expect that the effects of the global downturn on our real estate operations will make our leasing activities increasingly challenging in 2009, 2010 and perhaps beyond. As a result, there could be an increasing likelihood as leases expire of our being unsuccessful in renewing tenants or renewing on terms less favorable to us than the terms of the original leases. If a tenant leaves, we can expect to experience a vacancy for some period of time as well as higher tenant improvement and leasing costs than if a tenant renews. As a result, our cash flow of operations would be adversely affected if we experience a high volume of tenant departures at the end of their lease terms. While we believe that our largest tenants represent favorable credit risk, we believe that there may be an increased likelihood in the current economic climate of tenants encountering financial hardships; if one of our major tenants or a number of our smaller tenants were to experience financial difficulties, including bankruptcy, insolvency or general downturn of business, and as a result default in their lease obligations to us, our cash flow from operations would be adversely affected. During 2008, our cash flow from operations benefitted from a decrease in short-term interest rates; if short-term interest rates were to increase, the interest payments on our variable-rate debt would increase, which would have a decreasing effect on our cash flow from operations. These and other factors that could negatively affect our ability to generate cash flow from operations in the future are discussed in further detail in Item 1A of our 2008 Annual Report on Form 10-K.

Investing and Financing Activities During 2008

In 2008, we acquired three office properties totaling 247,000 square feet and three parcels of land that we believe can support 1.8 million developable square feet for $59.8 million. These acquisitions were financed using primarily borrowings from our Revolving Credit Facility.

We had seven newly-constructed buildings totaling 528,000 square feet (three located in Colorado Springs and two each in the Baltimore/Washington Corridor and San Antonio) become fully operational in 2008 (89,000 of these square feet were placed into service in 2007). These properties were 85.6% leased or committed as of December 31, 2008. Costs incurred on these properties through December 31, 2008 totaled $84.8 million, $13.5 million of which was incurred in 2008. We financed the 2008 costs using primarily borrowings from our Revolving Credit Facility.

During 2008, we also placed into service 59,000 square feet that were redeveloped in a property located in Northern Virginia. Most of the costs for this space, which became 100% leased subsequent to December 31, 2008, were incurred in prior years.

As discussed above, at December 31, 2008, we had construction activities underway on ten office properties totaling 1.2 million square feet that were 43.3% leased, or considered committed to lease (including 85,000 square feet already placed into service). Three of these properties are owned through consolidated joint ventures. Costs incurred on these properties through December 31, 2008 totaled approximately $174.2 million, of which approximately $121.5 million was incurred in 2008. The costs incurred in 2008 were funded using borrowings from our Revolving Credit Facility and Revolving Construction Facility and cash reserves.

In 2008, we completed the formation of M Square, a consolidated joint venture in which we hold a 50% equity interest through Enterprise Campus Developer, LLC, another consolidated joint venture in which we own a 90% interest. M Square was formed to develop and own office properties, approved for up to approximately 750,000 square feet, located in M Square Research Park in College Park, Maryland.

The table below sets forth the major components of our additions to the line entitled “Total Commercial Real Estate Properties” on our Consolidated Balance Sheet for 2008 (in thousands):

Construction, development and redevelopment	$189,140
Acquisitions	55,286
Tenant improvements on operating properties	20,280	(1)
Capital improvements on operating properties	11,261
	$275,967

(1)          Tenant improvement costs incurred on newly-constructed properties are classified in this table as construction, development and redevelopment.

In 2008, we sold three operating properties totaling 223,000 square feet for a total of $25.3 million, resulting in a gain of $2.6 million. The net proceeds from these sales after transaction costs totaled approximately $25.0 million. Our approximate application of the proceeds from these sales follows: $16.9 million to pay down borrowings under our Revolving Credit Facility; $5.1 million to fund an escrow that was used to fund a subsequent acquisition; and $3.0 million to fund cash reserves.

In 2008, we also completed the sale of six recently constructed office condominiums located in Northern Virginia for sale prices totaling $8.4 million in the aggregate, resulting in net proceeds of $7.8 million. We applied these proceeds to our cash operating reserves. We recognized an aggregate gain before minority interests and income taxes of $1.4 million on these sales.

On August 26, 2008, we loaned $24.8 million to the owner of a 17-story Class A+ rental office property containing 471,000 square feet in Baltimore, Maryland. We have a secured interest in the ownership of the entity that owns the property and adjacent land parcels that is subordinate to that of a first mortgage on the property. The loan, which matures on August 26, 2011, carries a primary interest rate of 16.0%, although certain additional principal fundings available under the loan agreement carry an interest rate of 20.0%. While interest is payable to us under the loan on a monthly basis, to the extent that the borrower does not have sufficient net operating cash flow (as defined in the agreement) to pay all or a portion of the interest due under the loan in a given month, such unpaid portion of the interest shall be added to the loan principal amount used to compute interest in the following month. We are obligated to fund an aggregate of up to $26.6 million under this loan, excluding any future compounding of unpaid interest. The balance of this mortgage loan receivable was $25.8 million at December 31, 2008. The first mortgage loan, which had a balance of $75.0 million at December 31, 2008, matures on August 9, 2009 and may be extended for two six-month periods, subject to certain conditions. If a default occurs under the terms of the loan with us or under the first mortgage loan, in order to protect our investment, we may need either to (1) purchase the first mortgage loan on the property or (2) foreclose on the ownership interest in the property and repay the first mortgage loan. For 2008, most of the interest that was payable under the loan due to us was not paid due to the borrower having insufficient net operating cash flow. Due to the commencement of a lease in the borrower’s property in the later portion of 2008, we are expecting an improvement in the borrower’s net operating cash flow that will enable them to pay the majority of interest payable under the loan for the 2009 period.

On May 2, 2008, we entered into a construction loan agreement with a group of lenders for which KeyBanc Capital Markets, Inc. acted as arranger, KeyBank National Association acted as administrative agent, Bank of America, N.A. acted as syndication agent and Manufacturers and Traders Trust Company acted as documentation agent; we refer to this loan as the “Revolving Construction Facility.”  The construction loan agreement provides for an aggregate commitment by the lenders of $225.0 million, with a right for us to further increase the lenders’ aggregate commitment during the term to a maximum of $325.0 million, subject to certain conditions. Ownership interests in the properties for which construction costs are being financed through loans under the agreement are pledged as collateral. Borrowings are generally available for properties included in this construction loan agreement based on 85% of the total budgeted costs of construction of the applicable improvements for such properties as set forth in the properties’ construction budgets, subject to certain other loan-to-value and debt coverage requirements. As loans for properties under the construction loan agreement are repaid in full and the ownership interests in such properties are no longer pledged as collateral, capacity under the construction loan agreement’s aggregate commitment will be restored, giving us the ability to obtain new loans for other construction properties in which we pledge the ownership interests as collateral. The construction loan agreement matures on May 2, 2011 and may be extended by one year at our option, subject to certain conditions. The variable interest rate on each loan is based on one of the following, to be selected by us: (1) subject to certain conditions, the LIBOR rate for the interest period designated by us (customarily the one-month rate) plus 1.6% to 2.0%, as determined by our leverage levels at different points in time; or (2) the greater of (a) the prime rate of the lender then acting as agent or (b) the Federal Funds Rate, as defined in the construction loan agreement, plus 0.50%. Interest is payable at the end of each interest period (as defined in the agreement), and principal outstanding under each loan under the agreement is payable on the maturity date. The construction loan agreement also carries a quarterly fee that is based on the unused amount of the commitment multiplied by a per annum rate of 0.125% to 0.20%. At December 31, 2008, $81.3 million was outstanding under this facility and $143.7 million was available to fund future development costs.

On July 18, 2008, we borrowed $221.4 million under a mortgage loan requiring interest only payments for the term at a variable rate of LIBOR plus 225 basis points (subject to a floor of 4.25%). This loan facility has a four-year term with an option to extend by an additional year. We used $63.5 million of the proceeds from this loan to repay construction loan facilities that were due to mature in 2008, $11.8 million to repay borrowings under the Revolving Construction Facility, $142.0 million to repay borrowings under our Revolving Credit Facility and the balance to fund transaction costs.

In September 2008, we issued 3.7 million common shares at a public offering price of $39 per share, for net proceeds of $139.2 million after underwriting discount but before offering expenses. We contributed these net proceeds to our Operating Partnership in exchange for 3.7 million common units. The proceeds were then used to pay down our Revolving Credit Facility.

During 2008, we entered into the following interest rate swap agreements:

•                  $100.0 million notional amount on October 24, 2008 that fixes the one-month LIBOR base rate at 2.51% effective on November 3, 2008 and expiring on December 31, 2009;

•                  $120.0 million notional amount on December 17, 2008 that fixes the one-month LIBOR base rate at 1.76% effective on January 2, 2009 and expiring on May 1, 2012; and

•                  $100.0 million notional amount on December 29, 2008 that fixes the one-month LIBOR base rate at 1.975% effective on January 1, 2010 and expiring on May 1, 2012.

Analysis of Cash Flow Associated With Investing and Financing Activities

Our net cash flow used in investing activities decreased $37.6 million from 2007 to 2008. This decrease was due primarily to the following:

•                  a $72.5 million decrease in purchases of and additions to commercial real estate due primarily to the completion of the Nottingham Acquisition in 2007; offset in part by

•                  a $25.3 million mortgage loan receivable discussed above that was funded in 2008.

Our cash flow provided by financing activities decreased $114.7 million from 2007 to 2008. This decrease was due primarily to the following:

•                  a $429.5 million increase in balloon payments on debt due in large part to: (1) a higher level of debt refinancing activity in the current period; and (2) additional debt paid down using $139.2 million in proceeds from our issuance of common shares in September 2008; offset in part by

•                  a $213.2 million increase in proceeds from mortgage and other loans payable due primarily to a higher level of debt refinancing activity in the current period; and

•                  a $134.3 million increase in net proceeds from our issuance of common shares in September 2008.

Off-Balance Sheet Arrangements

During 2008, we owned an investment in an unconsolidated joint venture, Harrisburg Corporate Gateway Partners, L.P., for which we accounted using the equity method of accounting. This joint venture was entered into in 2005 to enable us to contribute office properties that were previously wholly owned by us into the joint venture in order to partially dispose of our interest in the properties. We managed the joint venture’s property operations and any required construction projects and earned fees for these services in 2008. This joint venture has a two-member management committee that is responsible for making major decisions (as defined in the joint venture agreement) and we control one of the management committee positions.

We and our partner receive returns in proportion to our investments in the joint venture. As part of our obligations under the joint venture arrangement, we agreed to indemnify the partnership’s lender for 80% of losses under standard nonrecourse loan guarantees (environmental indemnifications and guarantees against fraud and misrepresentation) during the period of time in which we manage the partnership’s properties; we do not expect to incur any losses under these loan guarantees.

We have distributions in excess of our investment in this unconsolidated joint venture of $4.8 million at December 31, 2008 due to our not recognizing gain on the contribution of properties into the joint venture; we did not recognize a gain on the contribution since we have contingent obligations, as described above, remaining in effect as long as we continue to manage the joint venture’s properties that may exceed our proportionate interest. We recognized a loss on our investment in this joint venture of $203,000 in 2008. We also realized a net cash inflow from this joint venture of $338,000 in 2008. In addition, we earned fees totaling $268,000 from the joint venture in 2008 for construction, asset management and property management services.

During 2008, we also owned investments in six joint ventures that we accounted for using the consolidation method of accounting. We enter into joint ventures such as these from time to time for reasons that include the following: (1) they can provide a facility to access new markets and investment opportunities while enabling us to benefit from the expertise and relationships of our partners; (2) they are an alternative source for raising capital to put towards acquisition or development activities; and (3) they can reduce our exposure to risks associated with a property and its activities. Our consolidated and unconsolidated joint ventures are discussed in Note 5 to our Consolidated Financial Statements, and certain commitments and contingencies related to these joint ventures are discussed in Note 18.

We had no other material off-balance sheet arrangements during 2008.

Funds From Operations

Funds from operations (“FFO”) is defined as net income computed using GAAP, excluding gains (or losses) from sales of real estate, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Gains from sales of newly-developed properties less accumulated depreciation, if any, required under GAAP are included in FFO on the basis that development services are the primary revenue generating activity; we believe that inclusion of these development gains is in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO, although others may interpret the definition differently.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”  As a result, the concept of FFO was created by NAREIT for the REIT industry to “address this problem.”  We agree with the concept of FFO and believe that FFO is useful to management and investors as a supplemental measure of operating performance because, by excluding gains and losses related to sales of previously depreciated operating real estate properties and excluding real estate-related depreciation and amortization, FFO can help one compare our operating performance between periods. In addition, since most equity REITs provide FFO information to the investment community, we believe that FFO is useful to investors as a supplemental measure for comparing our results to those of other equity REITs. We believe that net income is the most directly comparable GAAP measure to FFO.

Since FFO excludes certain items includable in net income, reliance on the measure has limitations; management compensates for these limitations by using the measure simply as a supplemental measure that is weighed in the balance with other GAAP and non GAAP measures. FFO is not necessarily an indication of our cash flow available to fund cash needs. Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing activities when evaluating our liquidity or ability to make cash distributions or pay debt service. The FFO we present may not be comparable to the FFO presented by other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO.

Basic funds from operations (“Basic FFO”) is FFO adjusted to (1) subtract (a) preferred share dividends and (b) issuance costs associated with redeemed preferred shares and (2) add back GAAP net income allocated to common units in the Operating Partnership not owned by us. With these adjustments, Basic FFO represents FFO available to common shareholders and common unitholders. Common units in the Operating Partnership are substantially similar to our common shares and are exchangeable into common shares, subject to certain conditions. We believe that Basic FFO is useful to investors due to the close correlation of common units to common shares. We believe that net income is the most directly comparable GAAP measure to Basic FFO. Basic FFO has essentially the same limitations as FFO; management compensates for these limitations in essentially the same manner as described above for FFO.

Diluted funds from operations (“Diluted FFO”) is Basic FFO adjusted to add back any changes in Basic FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares. However, the computation of Diluted FFO does not assume conversion of securities other than common units in the Operating Partnership that are convertible into common shares if the conversion of those securities would increase

Diluted FFO per share in a given period. We believe that Diluted FFO is useful to investors because it is the numerator used to compute Diluted FFO per share, discussed below. In addition, since most equity REITs provide Diluted FFO information to the investment community, we believe Diluted FFO is a useful supplemental measure for comparing us to other equity REITs. We believe that the numerator for diluted EPS is the most directly comparable GAAP measure to Diluted FFO. Since Diluted FFO excludes certain items includable in the numerator to diluted EPS, reliance on the measure has limitations; management compensates for these limitations by using the measure simply as a supplemental measure that is weighed in the balance with other GAAP and non-GAAP measures. Diluted FFO is not necessarily an indication of our cash flow available to fund cash needs. Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing activities when evaluating our liquidity or ability to make cash distributions or pay debt service. The Diluted FFO that we present may not be comparable to the Diluted FFO presented by other REITs.

Diluted funds from operations per share (“Diluted FFO per share”) is (1) Diluted FFO divided by (2) the sum of the (a) weighted average common shares outstanding during a period, (b) weighted average common units outstanding during a period and (c) weighted average number of potential additional common shares that would have been outstanding during a period if other securities that are convertible or exchangeable into common shares were converted or exchanged. However, the computation of Diluted FFO per share does not assume conversion of securities other than common units in the Operating Partnership that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period. We believe that Diluted FFO per share is useful to investors because it provides investors with a further context for evaluating our FFO results in the same manner that investors use earnings per share (“EPS”) in evaluating net income available to common shareholders. In addition, since most equity REITs provide Diluted FFO per share information to the investment community, we believe Diluted FFO per share is a useful supplemental measure for comparing us to other equity REITs. We believe that diluted EPS is the most directly comparable GAAP measure to Diluted FFO per share. Diluted FFO per share has most of the same limitations as Diluted FFO (described above); management compensates for these limitations in essentially the same manner as described above for Diluted FFO.

Our Basic FFO, Diluted FFO and Diluted FFO per share for 2004 through 2008 and reconciliations of (1) net income to FFO, (2) the numerator for diluted EPS to diluted FFO and (3) the denominator for diluted EPS to the denominator for diluted FFO per share are set forth in the following table (dollars and shares in thousands, except per share data):

	For the Years Ended December 31, (in thousands, except per share data)
	2008	2007	2006	2005	2004

Net income	$61,316	$35,942	$55,988	$45,495	$42,858
Add: Real estate-related depreciation and amortization	102,772	106,260	78,631	62,850	51,371
Add: Depreciation and amortization on unconsolidated real estate entities	648	666	910	182	106
Less: Gain on sales of operating properties, net of income taxes	(2,630)	(3,827)	(17,644)	(4,422)	(95)
Funds from operations (“FFO”)	162,106	139,041	117,885	104,105	94,240
Less: Noncontrolling interests-preferred units in the Operating Partnership	(660)	(660)	(660)	(660)	(179)
Less: Noncontrolling interests-other consolidated entities	(172)	122	136	85	12
Less: Preferred share dividends	(16,102)	(16,068)	(15,404)	(14,615)	(16,329)
Less: Issuance costs associated with redeemed preferred shares	—	—	(3,896)	—	(1,813)
Less: Depreciation and amortization allocable to noncontrolling interests in other consolidated entities	(270)	(188)	(163)	(114)	(86)
Less: Basic FFO allocable to restricted shares	(1,310)	(876)	(733)	(311)	(317)
Funds from Operations - basic (“Basic FFO”)	143,592	121,371	97,165	88,490	75,528
Add: Convertible preferred share dividends	—	—	—	—	21
Funds from Operations - diluted (“Diluted FFO”)	$143,592	$121,371	$97,165	$88,490	$75,549

Weighted average common shares	48,132	46,527	41,463	37,371	33,173
Conversion of weighted average common units	8,107	8,296	8,511	8,702	8,726
Weighted average common shares/units - Basic FFO	56,239	54,823	49,974	46,073	41,899
Dilutive effect of share-based compensation awards	688	991	1,568	1,626	1,675
Assumed conversion of weighted average convertible preferred shares	—	—	—	—	134
Weighted average common shares/units - Diluted FFO	56,927	55,814	51,542	47,699	43,708

Diluted FFO per common share	$2.52	$2.17	$1.89	$1.86	$1.73

Numerator for diluted EPS	$37,135	$15,616	$28,618	$24,416	$18,911
Add: Income allocable to noncontrolling interests-common units in the Operating Partnership	6,519	3,203	7,097	5,889	5,659
Add: Real estate-related depreciation and amortization	102,772	106,260	78,631	62,850	51,371
Add: Depreciation and amortization of unconsolidated real estate entities	648	666	910	182	106
Add: Numerator for diluted EPS allocable to restricted shares	728	517	449	—	—
Less: Depreciation and amortization allocable to noncontrolling interests in other consolidated entities	(270)	(188)	(163)	(114)	(86)
Less: Basic and diluted FFO allocable to restricted shares	(1,310)	(876)	(733)	(311)	(317)
Less: Gain on sales of operating properties, net of income taxes	(2,630)	(3,827)	(17,644)	(4,422)	(95)
Diluted FFO	$143,592	$121,371	$97,165	$88,490	$75,549

Denominator for diluted EPS	48,820	47,518	43,031	38,997	34,982
Weighted average common units	8,107	8,296	8,511	8,702	8,726
Denominator for Diluted FFO per share	56,927	55,814	51,542	47,699	43,708

(1)          Gains from the sale of real estate, net of taxes, that are attributable to sales of non-operating properties are included in FFO. Gains from newly-developed or re-developed properties less accumulated depreciation, if any, required under GAAP are also included in FFO on the basis that development services are the primary revenue generating activity; we believe that inclusion of these development gains is in compliance with the NAREIT definition of FFO, although others may interpret the definition differently.

Our computation of FFO and the other measures described above changed as a result of our adoption on January 1, 2009 of SFAS 160, FSP APB 14-1 and FSP EITF 03-6-1, all of which were applied retrospectively to prior periods. We discuss SFAS 160, FSP APB 14-1 and FSP EITF 03-6-1 in Note 2 to our Consolidated Financial Statements.

Inflation

Most of our tenants are obligated to pay their share of a building’s operating expenses to the extent such expenses exceed amounts established in their leases, based on historical expense levels. Some of our tenants are obligated to pay their full share of a building’s operating expenses. These arrangements somewhat reduce our exposure to increases in such costs resulting from inflation. In addition, since our average lease life is approximately five years, we generally expect to be able to compensate for increased operating expenses through increased rental rates upon lease renewal or expiration.

Our costs associated with constructing buildings and completing renovation and tenant improvement work increased due to higher cost of materials. We expect to recover a portion of these costs through higher tenant rents and reimbursements for tenant improvements. The additional costs that we do not recover increase depreciation expense as projects are completed and placed into service.

Recent Accounting Pronouncements

For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, you should refer to Note 2 to our Consolidated Financial Statements.